EXHIBIT 99.1

Oritani Financial Corp. Announces 2nd Quarter Results and Dividend

TOWNSHIP OF WASHINGTON, N.J., Jan. 28, 2011 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $7.1 million, or $0.13 per share, for the three months ended December 31, 2010, and $14.2 million, or $0.27 per share, for the six months ended December 31, 2010. This compares to net income of $2.9 million, or $0.05 per share, for the three months ended December 31, 2009, and $7.4 million, or $0.13 per share, for the six months ended December 31, 2009.

The Company also reported that its Board of Directors has declared a $0.10 quarterly cash dividend on the Company's common stock. The record date for the dividend will be February 11, 2011 and the payment date will be February 25, 2011.

"I am pleased to report several notable achievements that occurred over the quarter at Oritani," said Kevin J. Lynch, the Company's Chairman, President and CEO. "First and foremost, we continue to generate strong earnings. In addition, we have been able to hit our strategic targets for loan growth and we fully deployed the excess liquidity generated by the second step. We are currently utilizing overnight borrowings to further enhance our spread and margin." Loans, net increased $68.7 million and $125.5 million over the three and six months ended December 31, 2010, respectively.

Mr. Lynch continued, "To some extent it was also a cleanup quarter for us from a credit perspective. Our provision for loan losses increased versus the prior quarter and our charge-offs increased substantially. The charge-offs were primarily attributable to one large problem asset. We have reclassified that asset as "held for sale" as we have changed our approach for the liquidation of this asset and have engaged a marketing agent to investigate alternate means of disposal. While we did not have significant dispositions during the quarter, I believe we made progress that brought us closer to our goal of problem asset elimination."

Comparison of Operating Results for the Periods Ended December 31, 2010 and 2009

Net Income.  Net income increased $4.2 million, or 142.3%, to $7.1 million for the quarter ended December 31, 2010, from $2.9 million for the corresponding 2009 quarter.  Net income increased $6.8 million, or 92.2%, to $14.2 million for the six months ended December 31, 2010, from $7.4 million for the corresponding 2009 period.  The primary cause of the increased income in the 2010 periods was increased net interest income.

Total Interest Income.  Total interest income increased $3.9 million or 15.2%, to $29.3 million for the three months ended December 31, 2010, from $25.5 million for the three months ended December 31, 2009. The largest increase occurred in interest on loans, which increased $3.9 million or 18.9%, to $24.7 million for the three months ended December 31, 2010, from $20.8 million for the three months ended December 31, 2009.  During that same period, the average balance of loans increased $239.3 million and the yield on the portfolio increased 6 basis points.  Changes in other captions of interest income are primarily due to management's investment decisions as well as a continued decrease in market interest rates. Excess liquidity has generally been deployed in investments classified as available for sale ("AFS") as such classifications provide greater flexibility should cash needs develop. Specific investments purchased consider the risk/reward profile of the investment and the projected cash needs of the Company. One of the typical investments of the Company was callable notes of government sponsored agencies with limited optionality and call features that increase the likelihood that the note would be called. As the excess liquidity from the second step transaction was deployed, the Company also favored mortgage backed securities ("MBS") AFS. The Company sought investments with improved cash flows (versus callable notes). The Company selected certain short structures of MBS with limited extension risk issued by government sponsored agencies while increasing its MBS AFS portfolio. It was felt that such investments provide reasonable risk/reward profiles based on the projected cash needs and interest rate risk position of the Company. As of December 31, 2010, the excess liquidity from the second step transaction had been fully deployed and investment purchases are expected to decrease versus the level experienced over the six months ended December 31, 2010. Interest on securities available for sale ("AFS") decreased $230,000, or 10.8%, to $1.9 million for the three months ended December 31, 2010, from $2.1 million for the three months ended December 31, 2009. The average balance of securities AFS increased $36.9 million for the three months ended December 31, 2010 versus the corresponding 2009 period. The yield on the portfolio decreased 60 basis points primarily due to current market rates as well as the conservative structure of the 2010 purchases. Interest on mortgage-backed securities MBS held to maturity ("HTM") decreased $475,000, or 53.6%, to $412,000 for the three months ended December 31, 2010, from $887,000 for the three months ended December 31, 2009. Cash flows from this portfolio were not reinvested into held to maturity securities. The average balance of MBS HTM decreased $48.9 million for the three months ended December 31, 2010 versus the corresponding 2009 period, while the yield on the portfolio decreased 24 basis points. Interest on MBS AFS increased $606,000 to $1.9 million for the three months ended December 31, 2010, from $1.3 million for the three months ended December 31, 2009. The average balance of MBS AFS increased $245.2 million for the three months ended December 31, 2010 versus the corresponding 2009 period, while the yield on the portfolio decreased 250 basis points.

Total interest income increased $6.8 million, or 13.4%, to $58.1 million for the six months ended December 31, 2010, from $51.2 million for the six months ended December 31, 2009. The largest increase occurred in interest on loans, which increased $6.9 million or 16.5%, to $49.0 million for the six months ended December 31, 2010, from $42.1 million for the six months ended December 31, 2009.  Over that same period, the average balance of loans increased $233.5 million and the yield on the portfolio decreased 5 basis points. Included in total interest income for the 2009 period is $1.3 million of interest on loans recovered in conjunction with the resolution of three classified loans. Excluding this recovery, the yield on the loan portfolio increased 14 basis points. Interest on securities AFS increased $391,000 to $4.1 million for the six months ended December 31, 2010, from $3.7 million for the six months ended December 31, 2009.  The average balance of securities AFS increased $82.1 million over that same period while the yield decreased 46 basis points. Interest on MBS HTM decreased $1.0 million to $905,000 for the six months ended December 31, 2010, from $1.9 million for the six months ended December 31, 2009.  Interest on MBS AFS increased $457,000 to $3.2 million for the six months ended December 31, 2010, from $2.7 million for the six months ended December 31, 2009.  The changes in these three captions are primarily due to the reasons described in the above paragraph.

Total Interest Expense. Total interest expense decreased $2.0 million, or 18.2%, to $9.1 million for the three months ended December 31, 2010, from $11.1 million for the three months ended December 31, 2009. Interest expense on deposits decreased $2.0 million, or 34.1%, to $3.8 million for the three months ended December 31, 2010, from $5.8 million for the three months ended December 31, 2009. The average balance of deposits increased $69.4 million over the period while the average cost of these funds decreased 73 basis points. Market interest rates allowed the Bank to reprice many maturing time deposits, as well as other interest bearing deposits, at lower rates, decreasing the cost of funds. Interest expense on borrowings decreased $24,000 to $5.2 million for the three months ended December 31, 2010. The average balance of borrowings increased $22.4 million over the period while the cost decreased 19 basis points.

Total interest expense decreased $4.1 million, or 18.2%, to $18.5 million for the six months ended December 31, 2010, from $22.6 million for the six months ended December 31, 2009.  Interest expense on deposits decreased $4.0 million, or 33.2%, to $8.1 million for the six months ended December 31, 2010, from $12.1 million for the six months ended December 31, 2009.  The average balance of interest bearing deposits increased $94.4 million over this period while the average cost of these funds decreased 78 basis points.  Interest expense on borrowings decreased $86,000, or 0.8%, to $10.4 million for the six months ended December 31, 2010, from $10.5 million for the six months ended December 31, 2009.  The average balance of borrowings increased $4.5 million over the period while the cost decreased 7 basis points.

Net Interest Income Before Provision for Loan Losses. Net interest income increased $5.9 million, or 40.8%, to $20.3 million for the three months ended December 31, 2010, from $14.4 million for the three months ended December 31, 2009. The Company's net interest rate spread increased to 2.89% for the three months ended December 31, 2010, from 2.75% for the three months ended December 31, 2009.  The Company's net interest margin increased to 3.39% for the three months ended December 31, 2010, from 3.02% for the three months ended December 31, 2009.  The spread and margin benefited from the steep yield curve in both periods but to a greater extent in 2010. The low interest rate environment and steep yield curve allowed the Company to reprice deposits at lower rates with a lesser impact on loan rates. The Company believes that the majority of the deposit portfolio has been repriced at lower rates but the downward pressure on loan rates remains. A recent increase in longer term interest rates is alleviating some of this pressure. The Company's net interest rate spread and net interest margin were hindered by the nonaccrual loan level in both the 2010 and 2009 periods. The Company's net interest income was reduced $674,000 and $854,000 for the three months ended December 31, 2010 and 2009, respectively, due to the impact of nonaccrual loans.

Net interest income increased $11.0 million, or 38.3%, to $39.6 million for the six months ended December 31, 2010, from $28.6 million for the six months ended December 31, 2009. The Company's net interest rate spread and margin increased to 2.81% and 3.32% for the six months ended December 31, 2010, from 2.61% and 2.89% for the six months ended December 31, 2009, respectively.  The 2009 calculations exclude non-recurring interest on loans totaling $1.3 million realized in conjunction with problem loan disposals. The actual net interest rate spread and margin in the 2009 period were 2.75% and 3.03%, respectively. The factors described in the paragraph above regarding the three month period comparison also impacted the six month periods. The Company's net interest income was reduced $1.4 million and $1.3 million for the six months ended December 31, 2010 and 2009, respectively, due to the impact of nonaccrual loans.

Provision for Loan Losses.  The Company recorded provisions for loan losses of $2.5 million for both the three months ended December 31, 2010 and three months ended December 31, 2009.  The Company also recorded provisions for loan losses of $4.5 million for the six months ended December 31, 2010 as compared to $5.1 million for the six months ended December 31, 2009.  A rollforward of the allowance for loan losses for the three and six months ended December 31, 2010 and 2009, is presented below:

	Three months ended Dec. 31,		Six months ended Dec. 31,
	2010	2009	2010	2009
	(In thousands)		(In thousands)
Balance at beginning of period	$27,007	$21,165	$25,902	$20,681
Provisions charged to operations	2,500	2,500	4,500	5,050
Recoveries of loans previously charged off	80	3	80	3
Loans charged off	5,406	1,504	6,301	3,570
Balance at end of period	$24,181	$22,164	$24,181	$22,164

Allowance for loan losses to total loans	1.45%	1.60%	1.45%	1.60%
Net charge-offs (annualized) to average
loans outstanding	1.34%	0.44%	0.79%	0.53%

The delinquency and nonaccrual totals, along with charge-offs and economic factors, remain the primary contributors to the current level of provision for loan losses. Loan growth was also a component of the provision for loan losses.

Significant charge-offs occurred in the 2010 periods. As further described below, the charge-offs primarily relate to one construction loan. As of December 31, 2010, all reserves related to this loan were charged off and the loan was classified as Held For Sale. Accordingly, the loan is no longer included in any loan or loan allowance related measurements but it is included in the non performing asset table.

Delinquency and non performing asset information is provided below:

	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Delinquency Totals
	(in thousands)
30 - 59 days past due	$ 14,460	$ 9,306	$ 12,330	$ 6,670	$ 9,613
60 - 89 days past due	2,437	3,278	4,629	4,293	1,974
Nonaccrual	25,055	41,720	38,125	41,170	51,907
Total	$ 41,952	$ 54,304	$ 55,084	$ 52,133	$ 63,494

Non Performing Asset Totals
	(in thousands)
Nonaccrual loans, per above	$ 25,055	$ 41,720	$ 38,125	$ 41,170	$ 51,907
Real Estate Owned	6,102	5,074	3,031	434	600
Loans Held For Sale	9,500	--	--	--	--
Total	$ 40,657	$ 46,794	$ 41,156	$ 41,604	$ 52,507

Over the quarter ended December 31, 2010, total delinquent loans decreased $12.4 million; nonaccrual loans decreased $16.7 million and nonperforming assets decreased $6.1 million. The vast majority of the decrease in total delinquent loans and nonaccrual loans was due to the transfer of the aforementioned construction loan to loans held for sale. This loan had a balance of $14.4 million at September 30, 2010. All reserves against this loan were charged off and the remaining balance of $9.5 million was transferred to loans held for sale. In addition, a $3.7 million nonaccrual loan was disposed through a short sale of the underlying collateral with an $80,000 recovery. There were no disposals of real estate owned ("REO") during the quarter. Three additional properties were acquired via deed in lieu of foreclosure over the quarter. Although the REO balance increased over the quarter, the Company has greater confidence regarding the disposal of REO properties versus nonaccrual loans as title to the property has been obtained and the disposal process is controlled by the Company. There was an increase in the 30-59 day past due total over the quarter. The increase is primarily due to three loans that total $7.4 million. Two of these three loans are now fully current. Management has met with the borrower of the third loan and currently expects the matter will be resolved prior to March 31, 2011.

A discussion of the significant components of the nonaccrual loan total at September 30 and December 31, 2010 follows. These loans have been discussed in prior public releases.

  A condominium construction project in Northern New Jersey which totaled $14.4 million at September 30, 2010. As described in prior releases, the project is complete but Oritani has been unable to obtain certificates of occupancy ("CO's") from the municipality. CO's are necessary to sell the residential units. While legal remedies remain a possibility, the Company has contracted with a marketing agent to solicit bids for the property. At September 30, 2010, there was a $2.0 million specific reserve on this loan. This specific reserve was increased by $2.9 million over the quarter ended December 31, 2010. The entire specific reserve was charged off as of December 31, 2010 and the loan was transferred to held for sale at the remaining value of $9.5 million.

  A $14.1 million loan secured by a multi-tenant commercial property in Hudson County, New Jersey. The borrower has experienced cash flow difficulties. As discussed in prior quarters, Oritani has been in litigation with this borrower, foreclosure proceedings are continuing, summary judgment against the borrowers have been obtained and all tenant rent payments are being made directly to Oritani. The rents received were sufficient to make each of the monthly payments during the quarter. While various proposals to pay delinquent amounts and resolve this matter have been discussed, nothing satisfactory to Oritani has been proposed and Oritani is investigating alternate methods of disposing of this problem loan.

  A $3.7 million warehouse participation loan that was a component of the September 30, 2010 nonaccrual total was disposed through a short sale of the underlying collateral over the quarter with an $80,000 recovery.

  A $2.7 million construction loan for a luxury home in Morris County, New Jersey. Construction at the property ceased and foreclosure proceedings have commenced. The loan is classified as impaired as of December 31, 2010. In accordance with the results of the impairment analysis for this loan, based primarily on a recent appraisal, specific reserves totaling $93,000 have been recorded against this loan.

  A $2.1 million residential construction loan for two luxury homes and an improved lot located in Essex County, New Jersey. A contract for sale of one of the homes had been in place but fell through. Oritani expects to acquire title to these properties via deed in lieu of foreclosure during the quarter ending March 31, 2011. The loan was classified as impaired as of December 31, 2010. In accordance with the results of the impairment analysis for this loan, a $270,000 reserve was required. This amount was charged off as of December 31, 2010, which reduced the balance to $2.1 million.

  There are eleven other smaller loans, totaling $6.2 million, classified as nonaccrual at December 31, 2010.

As discussed in prior releases, the Company has continued its aggressive posture toward delinquent borrowers. The Company realizes that this posture contributes to the high level of delinquencies but believes this is the most prudent path to addressing problem loans.

Other Income. Other income increased $119,000 to $1.2 million for the three months ended December 31, 2010, from $1.1 million for the three months ended December 31, 2009.  Service charges increased $72,000 to $400,000 for the three months ended December 31, 2010, from $328,000 for the three months ended December 31, 2009, primarily due to payment of late charges during the 2010 period. Net income on the real estate investment captions of net real estate operations and income from investments in real estate joint ventures decreased $121,000 to $456,000 for the three months ended December 31, 2010, from $577,000 for the three months ended December 31, 2009. The change is due to several components. The income reported in these captions is dependent upon the operations of various properties and is subject to fluctuation. Overall, however, joint venture operations have been slightly impacted by increased vacancies and operational costs. In addition to these factors, income has been significantly reduced since March 2010 at one commercial property due to a flood. Repairs and improvements have been made at this property. Return to normal operations and cash flows at this property resumed at the end of the 2010 period. A $202,000 impairment charge for equity securities was recognized in the 2009 period and no similar charge was required in 2010.

Other income decreased to $2.9 million for the six months ended December 31, 2010 from $3.6 million for the six months ended December 31, 2009. Service charges decreased $69,000 to $687,000 for the six months ended December 31, 2010, from $756,000 for the six months ended December 31, 2009, primarily due to payment of late charges during the 2009 period on problem loan disposals. Net Income on the real estate investment captions of net real estate operations and income from investments in real estate joint ventures decreased $480,000 to $838,000 for the six months ended December 31, 2010, from $1.3 million for the six months ended December 31, 2009. The decrease is due to the same factors described above for the three months ended December 31, 2010. The remaining decrease is due to a $1.0 million gain on the sale of a commercial office property during the six months ended December 31, 2009, that had been held and operated as a real estate investment. The 2009 gain is partially offset by a $718,000 net gain realized on the sale of real estate owned during the six months ended December 31, 2010. A $202,000 impairment charge for equity securities was recognized in the 2009 period and no similar charge was required in 2010. The vast majority of these items are considered non-recurring.

Operating Expenses. Operating expenses decreased $405,000 to $7.8 million for the three months ended December 31, 2010, from $8.2 million for the three months ended December 31, 2009. The decrease was primarily in compensation, FDIC insurance premiums and real estate operations partially offset by increases in other expenses. Compensation, payroll taxes and fringe benefits decreased $209,000 primarily due to an $887,000 decrease in the cost associated with the Company's stock benefit plan. A significant portion of awards and options granted under the stock benefit plan fully vested in June 2010 and the expenses associated with the vested shares were recorded at that time. This decrease was partially offset by a $563,000 increase in the cost associated with the Company's ESOP. Federal deposit insurance premiums decreased $254,000 over the periods primarily due to decreased FDIC insurance rates based on our increased capital levels. Other expense increased $142,000 to $1.0 million for the three months ended December 31, 2010, from $888,000 for the corresponding 2009 period primarily due to expenses associated with problem assets.

Operating expenses increased $495,000 or 3.3% to $15.5 million for the six months ended December 31, 2010, from $15.0 million for the six months ended December 31, 2009. The increase was primarily in other expenses and real estate owned operations. Other expenses increased $740,000 to $2.2 million for the six months ended December 31, 2010, from $1.4 million for the six months ended December 31, 2009. The increase was primarily due to increases in problem loan expenses of $641,000. In the 2009 period, a recovery of legal expenses in conjunction with the resolution of three classified loans partially offset increased problem loan expense. Real estate owned operations increased $124,000 to $346,000 for the six months ended December 31, 2010, from $222,000 for the six months ended December 31, 2009. These increases were partially offset by decreased Federal deposit insurance premiums.   FDIC insurance decreased $490,000, as discussed in the preceding paragraph, to $669,000 for the six months ended December 31, 2010, from $1.2 million for the six months ended December 31, 2009.

Income Tax Expense. Income tax expense for the three months ended December 31, 2010 was $4.1 million on pre-tax income of $11.2 million, resulting in an effective tax rate of 36.7%.  Income tax expense for the three months ended December 31, 2009 was $1.9 million on pre-tax income of $4.8 million, resulting in an effective tax rate of 39.1%.  Income tax expense for the six months ended December 31, 2010, was $8.3 million, due to pre-tax income of $22.5 million, resulting in an effective tax rate of 36.7%. For the six months ended December 31, 2009, income tax expense was $4.8 million, due to pre-tax income of $12.2 million, resulting in an effective tax rate of 39.2%. The Company has implemented various strategic objectives and one of the consequences of their implementation is an anticipated reduction in the Company's effective tax rate.

Comparison of Financial Condition at December 31, 2010 and June 30, 2010

Total Assets.  Total assets increased $91.7 million, or 3.7%, to $2.57 billion at December 31, 2010, from $2.48 billion at June 30, 2010. The increase was primarily in loans and mortgage-backed securities available for sale which were partially offset by decreases in cash and cash equivalents and securities available for sale.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $340.0 million, or 98.2%, to $6.3 million at December 31, 2010, from $346.3 million at June 30, 2010. The balance at June 30, 2010 was primarily due to the proceeds from the second step transaction. These funds were deployed as quickly as possible while prudently following the disciplines of the Company's investment policy. These excess funds were fully deployed over the six month period. Management is striving to ultimately deploy the proceeds in loans. Until that is practical, excess funds have been deployed in securities available for sale and MBS available for sale. The MBS that are currently being purchased are securities of government sponsored agencies with a relatively short repayment windows and limited extension risk. While the yield on such securities is low, management is prioritizing structure over yield.

Net Loans. Loans, net increased $125.5 million to $1.63 billion at December 31, 2010, from $1.51 billion at June 30, 2010. The Company continues its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations totaled $244.0 million and purchases totaled $9.8 million for the six months ended December 31, 2010.

Securities Available For Sale. Securities AFS decreased $44.0 million to $314.7 million at December 31, 2010, from $358.7 million at June 30, 2010. The decrease was primarily due to security calls of $236.9 million partially offset by purchases of $197.5 million. See "Interest Income" and "Cash and Cash Equivalents" for the Company's rationale for investing in this investment option.

Mortgage-backed Securities Available For Sale. Mortgage-backed securities AFS increased $341.1 million to $419.6 million at December 31, 2010, from $78.5 million at June 30, 2010. See "Interest Income" and "Cash and Cash Equivalents" for the Company's rationale for investing in this investment option.

Real Estate Owned. Real estate owned ("REO") increased $3.1 million to $6.1 million at December 31, 2010, from $3.0 million at June 30, 2010. The increase is due to the Bank acquiring title to five properties during the six months ended December 31, 2010 with book values of $6.3 million less write-downs of $214,000. The increase from acquisitions was offset by the sale of two REO properties with net book values of $3.0 million. Proceeds from the sale of REO were $3.7 million and a net gain of $718,000 was recognized.

Deposits. Deposits decreased $33.8 million, or 2.6%, to $1.26 billion at December 31, 2010, from $1.29 billion at June 30, 2010. Primarily due to the Company's high liquidity position, many deposit products were repriced lower. This action helped reduce interest expense but also negatively impacted deposit balances. Strong deposit growth remains a strategic objective of the Company and is expected to return as excess liquidity has been fully deployed. A new branch location is expected to open in early 2011.

Borrowings. Borrowings increased $126.1 million, or 25.5%, to $621.7 million at December 31, 2010, from $495.6 million at June 30, 2010. The increase is due to the Company's usage of short term borrowings with a low cost, thereby increasing spread and margin. The Company expects to redeploy a portion of short term borrowings into longer term borrowings to protect against future increases in interest rates. This redeployment will increase the cost of the borrowings.

Stockholders' Equity. Stockholders' equity decreased $1.5 million to $641.9 million at December 31, 2010, from $643.4 million at June 30, 2010. The decrease was due to a decline in the fair value of the available for sale portfolio and dividends paid partially offset by net income for the six month period. The increase in interest rates that occurred in December, 2010 had a negative impact on the value of the available for sale portfolio. At December 31, 2010, there were 56,202,485 shares outstanding. Our book value per share was $11.42. Based on our December 31, 2010 closing price of $12.24 per share, the Company stock was trading at 1.07% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 22 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
December 31, 2010 and June 30, 2010
(in thousands, except share data)

	December 31,	June 30,
Assets	2010	2010
	(unaudited)
Cash on hand and in banks	$5,634	$6,511
Federal funds sold and short term investments	697	339,828
Cash and cash equivalents	6,331	346,339

Loans, net	1,631,425	1,505,880
Loans held for sale, at fair value	9,484	—
Securities available for sale, at fair value	314,661	358,723
Mortgage-backed securities held to maturity,
fair value of $55,081 and $68,622 at
December 31, 2010 and June 30, 2010, respectively	53,484	66,468
Mortgage-backed securities available for sale,
at fair value	419,571	78,477
Bank Owned Life Insurance (at cash surrender value)	31,088	30,529
Federal Home Loan Bank of New York stock ("FHLB"), at cost	30,756	25,081
Accrued interest receivable	9,493	9,425
Investments in real estate joint ventures, net	5,449	5,562
Real estate held for investment	1,182	1,221
Real estate owned	6,102	3,031
Office properties and equipment, net	14,688	14,832
Deferred tax assets	27,091	23,154
Other assets	8,306	8,698
Total Assets	$2,569,111	$2,477,420

Liabilities
Deposits	$1,255,972	$1,289,746
Borrowings	621,680	495,552
Advance payments by borrowers for taxes and
insurance	12,056	11,060
Official checks outstanding	4,496	4,742
Other liabilities	32,965	32,927
Total liabilities	1,927,169	1,834,027

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,202,485 shares issued and outstanding at
December 30, 2010 and June 30, 2010.	562	562
Additional paid-in capital	488,835	488,684
Unallocated common stock held by the employee stock
ownership plan	(29,421)	(30,033)
Retained income	187,228	182,172
Accumulated other comprehensive income, net of tax	(5,262)	2,008
Total stockholders' equity	641,942	643,393

Total Liabilities and Stockholders' Equity	$2,569,111	$2,477,420

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Operations
Three and Six Months Ended December 31, 2010 and 2009

	Three months ended		Six months ended
	December 31,		December 31,
	2010	2009	2010	2009
	unaudited
Interest income:	(in thousands, except per share data)
Interest on mortgage loans	$24,695	$20,775	$48,991	$42,065
Interest on securities held to maturity and dividends on FHLB stock	410	360	702	717
Interest on securities available for sale	1,906	2,136	4,129	3,738
Interest on mortgage-backed securities held to maturity	412	887	905	1,918
Interest on mortgage-backed securities available for sale	1,887	1,281	3,175	2,718
Interest on federal funds sold and short term investments	27	28	191	90
Total interest income	29,337	25,467	58,093	51,246

Interest expense:
Deposits	3,827	5,810	8,095	12,123
Borrowings	5,223	5,247	10,408	10,494
Total interest expense	9,050	11,057	18,503	22,617

Net interest income before provision for loan losses	20,287	14,410	39,590	28,629

Provision for loan losses	2,500	2,500	4,500	5,050
Net interest income	17,787	11,910	35,090	23,579

Other income:
Service charges	400	328	687	756
Real estate operations, net	251	321	599	710
Net income from investments in real estate joint ventures	205	256	239	608
Bank-owned life insurance	278	294	559	588
Net gain on sale of assets	—	—	718	1,043
Net (loss) gain on sale of and write down of securities	—	(191)	13	(190)
Other income	52	59	101	98
Total other income	1,186	1,067	2,916	3,613

Other expenses:
Compensation, payroll taxes and fringe benefits	5,249	5,458	10,206	10,216
Advertising	183	169	360	329
Office occupancy and equipment expense	557	575	1,151	1,104
Data processing service fees	296	279	599	546
Federal insurance premiums	331	585	669	1,159
Real estate owned operations	115	212	346	222
Other expenses	1,030	888	2,158	1,418
Total other expenses	7,761	8,166	15,489	14,994

Income before income tax expense	11,212	4,811	22,517	12,198
Income tax expense	4,116	1,882	8,271	4,786
Net income	$7,096	$2,929	$14,246	$7,412

Net income available to common stockholders	$7,096	$2,822	$14,246	$7,206

Basic and fully diluted income per common share	$0.13	$0.05	$0.27	$0.13

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	December 31, 2010			December 31, 2009

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 1,590,622	$ 24,695	6.21%	$ 1,351,360	$ 20,775	6.15%
Securities held to maturity (2)	26,639	410	6.16%	25,498	360	5.65%
Securities available for sale	333,233	1,906	2.29%	296,328	2,136	2.88%
Mortgage backed securities held to maturity	48,362	412	3.41%	97,215	887	3.65%
Mortgage backed securities available for sale	356,186	1,887	2.12%	111,001	1,281	4.62%
Federal funds sold and short term investments	37,658	27	0.29%	27,669	28	0.40%
Total interest-earning assets	2,392,700	29,337	4.90%	1,909,071	25,467	5.34%
Non-interest-earning assets	104,458			88,733
Total assets	$ 2,497,158			$ 1,997,804

Interest-bearing liabilities:
Savings deposits	148,427	228	0.61%	145,908	325	0.89%
Money market	272,585	679	1.00%	253,462	993	1.57%
Checking accounts	161,790	215	0.53%	105,125	206	0.78%
Time deposits	688,411	2,705	1.57%	697,361	4,286	2.46%
Total deposits	1,271,213	3,827	1.20%	1,201,856	5,810	1.93%
Borrowings	530,173	5,223	3.94%	507,818	5,247	4.13%
Total interest-bearing liabilities	1,801,386	9,050	2.01%	1,709,674	11,057	2.59%
Non-interest-bearing liabilities	50,316			41,433
Total liabilities	1,851,702			1,751,107
Stockholders' equity	645,456			246,697
Total liabilities and stockholders' equity	$ 2,497,158			$ 1,997,804

Net interest income		$ 20,287			$ 14,410
Net interest rate spread (3)			2.89%			2.75%
Net interest-earning assets (4)	$ 591,314			$ 199,397
Net interest margin (5)			3.39%			3.02%
Average of interest-earning assets to interest-bearing liabilities			132.83%			111.66%

(1) Includes nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Six Months Ended (unaudited)
	December 31, 2010			December 31, 2009

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 1,570,361	$ 48,991	6.24%	$ 1,336,861	$ 42,065	6.29%
Securities held to maturity (2)	25,848	702	5.43%	25,513	717	5.62%
Securities available for sale	342,520	4,129	2.41%	260,372	3,738	2.87%
Mortgage backed securities held to maturity	54,040	905	3.35%	103,686	1,918	3.70%
Mortgage backed securities available for sale	263,451	3,175	2.41%	117,249	2,718	4.64%
Federal funds sold and short term investments	129,259	191	0.30%	48,471	90	0.37%
Total interest-earning assets	2,385,479	58,093	4.87%	1,892,152	51,246	5.42%
Non-interest-earning assets	101,874			86,387
Total assets	$ 2,487,353			$ 1,978,539

Interest-bearing liabilities:
Savings deposits	148,133	486	0.66%	146,313	675	0.92%
Money market	284,860	1,430	1.00%	237,403	2,008	1.69%
Checking accounts	150,696	453	0.60%	101,795	404	0.79%
Time deposits	698,248	5,726	1.64%	702,046	9,036	2.57%
Total deposits	1,281,937	8,095	1.26%	1,187,557	12,123	2.04%
Borrowings	512,603	10,408	4.06%	508,145	10,494	4.13%
Total interest-bearing liabilities	1,794,540	18,503	2.06%	1,695,702	22,617	2.67%
Non-interest-bearing liabilities	48,019			39,125
Total liabilities	1,842,559			1,734,827
Stockholders' equity	644,794			243,712
Total liabilities and stockholder's equity	$ 2,487,353			$ 1,978,539

Net interest income		$ 39,590			$ 28,629
Net interest rate spread (3)			2.81%			2.75%
Net interest-earning assets (4)	$ 590,939			$ 196,450
Net interest margin (5)			3.32%			3.03%
Average of interest-earning assets to interest-bearing liabilities			132.93%			111.59%

(1) Includes nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: For further information contact:
         Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400